Exhibit 99.1

AFFORDABLE RESIDENTIAL COMMUNITIES ANNOUNCES

FIRST QUARTER 2007 RESULTS

DENVER, CO — (BUSINESS WIRE) — Tuesday, May 8, 2007 — Affordable Residential Communities Inc. (NYSE:ARC) today announced results for the first quarter ended March 31, 2007.

First Quarter Operating Results

Consolidated gross revenue for the first quarter of 2007 was $83.1 million compared to $61.4 million in the fourth quarter of 2006 and $60.2 million in the first quarter of 2006.  Net loss attributable to common stockholders for the first quarter of 2007 was ($9.0) million, or ($0.17) per share, compared to ($10.1) million, or ($0.23) per share, in the fourth quarter of 2006 and ($7.1) million, or ($0.16) per share, in the first quarter of 2006.  The first quarter of 2007 results include two months of operating results of NLASCO, the Company’s property and casualty insurance operations acquired on January 31, 2007. NLASCO contributed revenues of $19.4 million and net income of $1.9 million.  The first quarter of 2006 results include a gain on the sale of discontinued operations of $10.3 million, or $0.24 per share.

Net loss from continuing operations before income taxes and minority interest in the first quarter of 2007 was ($5.8) million, as compared to ($12.3) million in the fourth quarter of 2006, reflecting pre-tax income from NLASCO of $3.1 million and an increase in net segment income from the real estate segment of $3.1 million, partially offset by an increase in amortization expense due to intangibles acquired in the NLASCO purchase.  As compared to the loss from continuing operations before income taxes and minority interest of ($12.9) million recorded in the first quarter of 2006, the loss from continuing operations in the first quarter of 2007 reflects the above-mentioned income from NLASCO, as well as $2.6 million of increased net segment income from the real estate segment and reduced interest expense, partially offset by increases in amortization expense, property management and general and administrative expense.

Net segment income was $41.2 million in the first quarter of 2007, as compared to $34.0 million in the fourth quarter of 2006, reflecting $4.0 million of net segment income from NLASCO and increased real estate and finance net segment income.  Real estate net segment income increased to $38.2 million in the first quarter of 2007, as compared to $35.0 million in the fourth quarter of 2006, primarily as a result of increased rental rates and lower repairs and maintenance expenses.  Net segment income increased by $6.7 million as compared to the $34.5 million recorded in the first quarter of 2006, reflecting the above-mentioned income from NLASCO and increases in both the real estate and finance segments.

Retail net segment loss was ($1.0) million in the first quarter of 2007, as compared to ($1.1) million in the fourth quarter of 2006 and ($0.8) million in the first quarter of 2006.  First quarter 2007 results reflect increased operating expenses, increased gross margins and a higher volume of homes sold.  The increased operating expenses resulted primarily from increased salaries and benefits.

Net occupancy increased by 212 residents during the first quarter of 2007 to an overall occupancy rate of 82.7% compared with a net occupancy decrease of 507 residents in the fourth quarter of 2006 to an occupancy rate of 82.4% and a net occupancy decrease of 5 residents to an occupancy rate of 83.6% in the first quarter of 2006.  As compared to the fourth quarter of 2006, the Company lost 361 fewer homeowners and gained 358 more home renters.  As compared to the first quarter of 2006, the Company had lower homeowner move-outs and comparable home renter activity.

NLASCO insurance pre-tax income of $3.1 million for the two months in the first quarter of 2007 reflects net premiums earned of $16.7 million, a loss and loss adjustment expense ratio of 53.1%, an underwriting expense ratio of 33.7% and a combined ratio of 86.8%.  NLASCO had net investment income of $1.3 million representing a yield of 4.8%.

General and administrative and property management expenses were $5.4 million and $1.8 million, respectively, in the first quarter of 2007 as compared to $5.3 million and $2.0 million in the fourth quarter of 2006, respectively, and $4.4 million and $1.6 million in the first quarter of 2006, respectively.  As compared to the first quarter of 2006, such expenses reflect higher employee costs for salary and benefits, including travel costs, as well as a $0.3 million charge for stock option expense.

Depreciation and amortization expense was $21.9 million in the first quarter of 2007, as compared to $21.3 million in the fourth quarter of 2006 and $21.6 million in the first quarter of 2006.  The charges in 2007 reflect amortization of $0.4 million from intangibles acquired in the NLASCO purchase.

Interest expense was $18.5 million in the first quarter of 2007, as compared to $18.7 million in the fourth quarter of 2006 and $19.6 million in the first quarter of 2006.  As compared to the first quarter of 2006, interest expense reflects lower average debt balances as a result of repayments of higher priced debt from the net proceeds of community sales in 2006, as well as reduced spreads on variable rate debt as a result of the refinancing in July 2006.  These reductions in interest partially were offset by $0.5 million of interest expense from debt assumed in the NLASCO purchase.

Income tax expense and benefits in all periods reflect non-cash items.  Income tax expense in the first quarter of 2007 reflects amortization of the deferred tax asset recognized in accounting for the purchase of NLASCO.  Income tax benefits in the fourth quarter and first quarter of 2006 reflect intra-period tax allocations between continuing and discontinued operations due to the gains on the sale of the discontinued operations in 2006.  The Company had no such sales in the first quarter of 2007.

Balance Sheet and Liquidity

At March 31, 2007, the Company had $62.3 million in cash and cash equivalents, approximately $109.9 million of additional borrowing capacity available under its lease receivables line of credit and approximately $1.9 million available under its consumer finance facility.

At March 31, 2007, the Company had approximately $1.1 billion in outstanding debt.  The weighted average interest rate on the Company’s aggregate outstanding debt was 6.76% at March 31, 2007 as compared to 6.63% at December 31, 2006 and 7.05% at March 31, 2006. The proportion of the Company’s fixed rate debt was approximately 85% at March 31, 2007 and 91% at December 31, 2006, as compared to 73% at March 31, 2006.  Approximately 92% of the Company’s outstanding debt at March 31, 2007 is due in 2009 or later.

First Quarter 2007 Conference Call

The Company will host a conference call, today, Tuesday, May 8, 2007, at 5:00 P.M. Eastern time. The call will be webcast live over the Internet from the Company’s website at www.aboutarc.com under the section titled “Webcast”. Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast.  The call also can be accessed live over the phone by dialing (877) 704-5378 or (913) 312-1292 for international callers.

A replay will be available one hour after the call and can be accessed by dialing 1-888-203-1112 or 1-719-457-0820 for international callers; the password is 1116943. The replay will be available from 8:00 P.M. Eastern time, May 8, 2007 through midnight May 15, 2007, and also will be archived for a limited time on ARC’s website.

About Affordable Residential Communities Inc.

Affordable Residential Communities Inc. (“ARC”), headquartered in Englewood, Colorado, currently owns and operates 57,264 homesites located in 276 communities (including one discontinued community) in 23 states and has a property and casualty insurance operation located in Waco, Texas. ARC is focused on operating primarily all-age manufactured home communities and providing fire and homeowners insurance for low value dwellings and manufactured homes.

CONTACTS

Affordable Residential Communities Inc.

Larry Willard, Chief Executive Officer

(866) 847-8931

investor.relations@aboutarc.com

                  or

Integrated Corporate Relations, Inc.

Brad Cohen, (203) 682-8211

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts.  Actual results may differ materially from those set forth in the forward-looking statements.  The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: general risks affecting the real estate industry; the Company’s ability to maintain or increase rental rates and occupancy with respect to properties currently owned; the Company’s assumptions on rental home and home sales and financing activity; completion of pending acquisitions and sales, if any, and terms of and timing with respect thereto; the Company’s growth and expansion into new markets or successful integration of acquisitions; and the effect of interest rates.  Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found in the Company’s 2006 Annual Report on Form 10-K (included under the heading “Forward-Looking Statements”), and in the Company’s Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov).  The forward-looking statements contained in this news release speak only as of the date of the release, and the Company assumes no obligation to update the forward-looking statements or update the reasons why actual results could differ from those contained in the forward-looking statements.